Exhibit 99.1

FOR IMMEDIATE RELEASE

MADISON SQUARE GARDEN, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2010 RESULTS

2010 revenue of approximately $1.2 billion, an 8.9% increase compared to 2009

Record 2010 AOCF of $202.8 million, up 68.1% versus 2009

Full year 2010 operating income of $134.5 million nearly three times 2009 results

NEW YORK, N.Y., March 4, 2011 – Madison Square Garden, Inc. (NASDAQ: MSG) today reported financial results for the full year and fourth quarter ended December 31, 2010.

Madison Square Garden’s full year 2010 revenues increased 8.9% to approximately $1.2 billion compared to 2009, primarily reflecting an increase in revenue in the company’s MSG Media and MSG Entertainment segments. Adjusted operating cash flow (“AOCF”)(1) increased 68.1% to $202.8 million and operating income increased 198.7% to $134.5 million, both as compared to 2009.

Full year net income of $83.4 million ($1.09 per diluted share) increased 201.6% versus $27.6 million ($0.38 per diluted share) in 2009. 2010 year-end cash and cash equivalents totaled $354.5 million versus $109.7 million at 2009 year-end.

Fourth quarter 2010 revenues increased 5.0% to $432.7 million compared to the prior year period, primarily reflecting an increase in revenues in the company’s MSG Media and MSG Sports segments. AOCF increased 10.6% to $69.6 million and operating income increased 19.2% to $52.4 million, both as compared to the fourth quarter of 2009. AOCF and operating income growth were driven by higher MSG Media revenues.

Fourth quarter net income of $32.7 million ($0.42 per diluted share) increased $9.3 million compared to net income of $23.4 million ($0.32 per diluted share) in the prior year period. The increase in net income primarily reflects the growth in operating income discussed above.

Madison Square Garden President and CEO Hank Ratner said: “Madison Square Garden had a historic year in 2010 as we successfully completed our spin-off from Cablevision and became an independent public company. We achieved the highest level of AOCF in Madison Square Garden’s history, a reflection of our strategy to use our unique assets across media, entertainment and sports to generate enhanced returns. We also commenced the much anticipated Transformation project to turn The World’s Most Famous Arena into the world’s most state-of-the-art arena.”

Results from Operations

Segment results for the quarters ended December 31, 2010 and 2009 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q4 2010	Q4 2009	% Change	Q4 2010	Q4 2009	% Change	Q4 2010	Q4 2009	% Change
MSG Media	$144.1	$128.5	12.1%	$51.7	$41.2	25.4%	$46.7	$35.2	32.5%
MSG Entertainment	177.5	177.0	0.3%	18.1	19.0	(4.5) %	14.5	14.9	(3.0)%
MSG Sports	128.7	123.7	4.1%	3.2	3.8	(15.8) %	(0.6)	0.4	-
Other (including eliminations)	(17.7)	(17.1)	(3.3) %	(3.5)	(1.2)	(201.0) %	(8.1)	(6.6)	(23.0)%
Total Company	$432.7	$412.0	5.0%	$69.6	$62.9	10.6%	$52.4	$44.0	19.2%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

MSG Media revenues for the fourth quarter 2010 rose 12.1% to $144.1 million, primarily driven by affiliate fee revenue growth. Affiliate fee revenues increased $12.5 million compared to the year-ago period, largely attributable to higher contractual affiliation rates. Advertising revenues increased $3.9 million compared to the year-ago quarter. AOCF increased 25.4% to $51.7 million and operating income rose 32.5% to $46.7 million, both as compared to the fourth quarter of 2009. The increases in AOCF and operating income primarily reflect the growth in affiliate fee and advertising revenue, partially offset by higher direct operating and selling, general and administrative expenses.

MSG Entertainment

MSG Entertainment revenues for the fourth quarter 2010 rose 0.3% to $177.5 million, with an increase in event-related revenues at the company’s venues mostly offset by lower revenues in live productions. Revenues increased for the New York edition of the Radio City Christmas Spectacular but were mostly offset by lower revenues from the touring versions of the production. AOCF decreased by 4.5% to $18.1 million and operating income decreased by 3.0% to $14.5 million, both as compared to the fourth quarter of 2009. The decrease in AOCF and operating income primarily reflects lower results in live productions and higher selling, general and administrative expense, partially offset by improved event-related results at the company’s venues.

MSG Sports

MSG Sports revenues for the fourth quarter 2010 increased 4.1% to $128.7 million. The increase in revenues was primarily attributable to higher sports team ticket sales, league distributions, sponsorship and signage and other revenues. This increase was partially offset by a decline in revenue from other live sporting events. AOCF decreased 15.8% to $3.2 million and operating income decreased by $1.0 million to a loss of $0.6 million, both as compared to the fourth quarter of 2009. The decrease in AOCF and operating income mainly reflects higher selling, general and administrative expense, as well as $2.4 million in certain team personnel transaction expenses, partially offset by higher revenues.

About Madison Square Garden

Madison Square Garden is a fully-integrated sports, entertainment and media business. The company is comprised of three business segments: MSG Sports, MSG Entertainment and MSG Media, which are strategically aligned to work together to drive MSG’s overall business, which is built on a foundation of iconic venues and compelling content that MSG creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports consists of owning and operating sports franchises, including the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features other sports properties, including the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in MSG’s diverse collection of venues. These venues include Madison Square Garden, Radio City Music Hall, the Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre and the Wang Theatre. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from MSG’s venues. MSG Media consists of the MSG Networks (MSG, MSG Plus, MSG HD and MSG Plus HD) regional sports networks and the Fuse Networks (Fuse and Fuse HD), a national television network dedicated to music. MSG Media is also responsible for managing interactive initiatives across all business segments. More information is available at www.msg.com.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including any amendments, can be obtained free of charge by writing to Madison Square Garden, Inc., Two Penn Plaza, New York, NY 10121; Attention: Corporate Secretary.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Barry Watkins Executive Vice President Communications Madison Square Garden (212) 465-5920	Ari Danes, CFA Vice President Investor Relations Madison Square Garden (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. EST at www.msg.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 35056613

Conference call replay number is 800-642-1687 / Conference ID Number 35056613 until March 11, 2011

MADISON SQUARE GARDEN, INC.

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$ 432,674	$ 411,999	$ 1,157,136	$ 1,062,417

Adjusted operating cash flow	$ 69,560	$ 62,888	$ 202,764	$ 120,630
Share-based compensation expense	(2,972)	(3,544)	(11,333)	(14,262)

Operating income before depreciation and amortization	66,588	59,344	191,431	106,368
Depreciation and amortization	(14,148)	(15,363)	(56,907)	(61,336)

Operating income	52,440	43,981	134,524	45,032
Other income (expense):
Interest expense, net	(1,129)	(186)	(3,457)	(1,117)
Miscellaneous	874	-	3,924	2,000

Income from operations before income taxes	52,185	43,795	134,991	45,915
Income tax expense	(19,463)	(20,407)	(51,611)	(18,266)

Net income	$ 32,722	$ 23,388	$ 83,380	$ 27,649

Basic net earnings per common share	$ 0.44	$ 0.32	$ 1.13	$ 0.38

Diluted net earnings per common share	$ 0.42	$ 0.32	$ 1.09	$ 0.38

Basic weighted average common shares	74,033	73,309	73,864	73,309
Diluted weighted average common shares	77,043	73,309	76,714	73,309

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization in all periods.
•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

MADISON SQUARE GARDEN, INC.

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,

	2010	2009	% Change

MSG Media	$ 144,105	$ 128,501	12.1%
MSG Entertainment	177,530	176,954	0.3%
MSG Sports	128,732	123,680	4.1%
Inter-segment eliminations	(17,693)	(17,136)	(3.3)%

Total Madison Square Garden, Inc.	$ 432,674	$ 411,999	5.0%

	Twelve Months Ended December 31,

	2010	2009	% Change

MSG Media	$ 551,526	$ 474,139	16.3%
MSG Entertainment	303,952	286,543	6.1%
MSG Sports	372,174	368,607	1.0%
Inter-segment eliminations	(70,516)	(66,872)	(5.4)%

Total Madison Square Garden, Inc.	$ 1,157,136	$1,062,417	8.9%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		% Change	Three Months Ended December 31,		% Change
	2010	2009		2010	2009

MSG Media	$ 51,709	$ 41,241	25.4%	$ 46,653	$ 35,223	32.5%
MSG Entertainment	18,148	19,010	(4.5) %	14,493	14,940	(3.0)%
MSG Sports	3,198	3,798	(15.8) %	(602)	404	-
All other	(3,495)	(1,161)	(201.0) %	(8,104)	(6,586)	(23.0)%

Total Madison Square Garden, Inc.	$ 69,560	$ 62,888	10.6%	$ 52,440	$ 43,981	19.2%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2010	2009		2010	2009

MSG Media	$231,267	$ 167,358	38.2%	$209,372	$ 141,788	47.7%
MSG Entertainment	(25,532)	(21,806)	(17.1) %	(38,572)	(37,572)	(2.7)%
MSG Sports	11,709	(17,959)	-	(1,784)	(31,910)	94.4%
All other	(14,680)	(6,963)	(110.8) %	(34,492)	(27,274)	(26.5)%

Total Madison Square Garden, Inc.	$ 202,764	$ 120,630	68.1%	$ 134,524	$ 45,032	198.7%

MADISON SQUARE GARDEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$ 354,498	$ 109,716
Restricted cash	4,215	7,139
Accounts receivable, net of allowance for doubtful accounts of $2,410 and $2,337	127,897	130,460
Net receivable due from Cablevision	22,907	7,845
Prepaid expenses	40,411	36,849
Advances due from a subsidiary of Cablevision	—	190,000
Other current assets	25,638	37,049

Total current assets	575,566	519,058
Property and equipment, net of accumulated depreciation and amortization of $408,561 and $375,223	472,821	342,005
Other assets	118,429	131,820
Amortizable intangible assets, net of accum. amortization of $113,484 and $105,351	130,403	148,028
Indefinite-lived intangible assets	158,096	158,096
Goodwill	742,492	742,492

	$ 2,197,807	$ 2,041,499

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$ 8,118	$ 7,104
Accrued liabilities:
Employee related costs	71,859	71,646
Other accrued liabilities	117,509	85,815
Deferred revenue	148,819	133,584

Total current liabilities	346,305	298,149
Defined benefit and other postretirement obligations	55,700	45,165
Other employee related costs	40,079	44,407
Other liabilities	57,272	63,568
Deferred tax liability	527,527	484,107

Total liabilities	1,026,883	935,396

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 authorized; 62,265 outstanding	624	—
Class B Common stock, par value $0.01, 90,000 authorized; 13,589 outstanding	136	—
Preferred stock, par value $0.01, 45,000 authorized; none outstanding	—	—
Additional paid-in capital (paid-in capital, for the period prior to the Distribution)	1,032,121	1,042,283
Treasury stock (acquisition of restricted shares, at cost, 234 shares as of 12/31/10)	(3,723)	—
Retained earnings	161,253	77,873
Accumulated other comprehensive loss	(19,487)	(14,053)
Total stockholders’ equity	1,170,924	1,106,103

	$2,197,807	$2,041,499

MADISON SQUARE GARDEN, INC.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$ 195,282	$ 101,881

Net cash used in investing activities	(131,424)	(59,287)

Net cash provided by (used in) financing activities	180,924	(3,604)

Net increase in cash and cash equivalents	244,782	38,990
Cash and cash equivalents at beginning of year	109,716	70,726

Cash and cash equivalents at end of year	$ 354,498	$ 109,716